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                      FIRST AMENDMENT TO PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (the "Amendment"), is made as of January 15, 1998, by and between ICG HOLDINGS, INC., a Colorado corporation ("Seller"), and TRINET ESSENTIAL FACILITIES X, INC., a Maryland corporation ("Buyer"), with reference to the following facts:

     A. Seller and Buyer entered into that certain Purchase Agreement, dated as of December 9, 1997 (the "Agreement"), with respect to the purchase and sale of the Property. Each capitalized term used in this Amendment, but not defined herein, shall have the meaning ascribed to it in the Agreement.

     B. Buyer and Seller have agreed that Buyer shall waive the condition precedent to the Closing that the Project has been Substantially Completed by the Closing Date, as set forth in Section 8.2(d) of the Agreement, as long as one hundred thirty percent (130%) of the Unpaid Project Costs shall not be disbursed to Seller at Closing, but is held in escrow to pay for the Unpaid Project Costs pursuant to the terms and provisions contained herein.

     C. Because the actual amount of Buyer's out-of-pocket costs in connection with the Purchase Agreement and the transactions contemplated thereby, the Lease and the Project, for which Seller is required to reimburse Buyer up to two hundred fifty thousand dollars ($250,000) pursuant to Section 9.3(b) of the Purchase Agreement, will not be determined by Closing, Buyer and Seller have agreed that two hundred eighteen thousand seven hundred ninety-seven and twenty-five hundredths dollars ($218,797.25) of the Purchase Price shall not be disbursed to Seller at Closing, but shall be held in escrow to satisfy Seller's obligation.

     D. Seller and Buyer desire to enter into this Amendment to modify the terms of the Agreement, all as set forth hereinbelow.

     NOW, THEREFORE, the parties agree as follows:

     1. Holdback Escrow.  The Agreement is hereby amended by adding new Sections
2.3 through 2.5 thereto, which read in their entirety as follows:

          "2.3 Funds for Unpaid Project Costs Held in Escrow.

          "(a) Escrow Account-A. Buyer and Seller acknowledge that there will be Unpaid Project Costs after the Closing Date. In order to assure Buyer that such Unpaid Project Costs will be paid promptly as they become due, Seller and Buyer agree that, upon and subject to the terms and conditions of this section 2.3 and an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit S, at the Closing, one hundred thirty percent (130%) of the Unpaid Project Costs shall not be then disbursed to Seller, and shall be held in escrow by the Escrow Holder in an interest-bearing escrow account ("Escrow Account-A"), pursuant to the Escrow Agreement. Such escrowed funds are referred to herein as "Escrow Amount-A". All interest earned on Escrow Amount-A shall be paid to Seller. Escrow Amount-A shall be held and disbursed in accordance with the terms of this section 2.3 and the Escrow Agreement.
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          "(b) Completion of Unfinished Work. Seller shall promptly complete all
     Unfinished Work; in any event, all Unfinished Work shall be completed by Seller no later than by June 30, 1998. If Seller has not completed the Unfinished Work by June 30, 1998, Buyer may complete the Unfinished Work and receive disbursements from Escrow Account-A upon Buyer's instruction to the Escrow Agent to pay for the costs incurred in completing such Unfinished Work. If at any time Escrow Amount-A is insufficient to cover such costs incurred by Buyer to complete the Unfinished Work, Seller shall promptly pay Buyer for such costs upon demand by Buyer, as additional rent under the Lease. Seller's failure to pay such additional costs within ten
     (10) days after demand shall constitute an Event of Default under the Lease.

          "(c) Disbursements to Seller from Escrow Account-A.

          (i) Substantial Completion. From time to time, whenever Buyer receives evidence from Seller that Seller has paid for any Unfinished Work (in the form of one or more invoices together with such lien releases or other evidence of payment as Buyer may reasonably require) which has been completed and is in place (as evidenced by an architect's certificate or such other evidence as Buyer may reasonably require), Buyer and Seller shall instruct the Escrow Holder to disburse to Seller from Escrow Account-A the amount paid by Seller for such Unfinished Work; provided, however, that no disbursement from Escrow Account-A shall exceed the amount of the then remaining Escrow Amount-A.

          (ii) Punch-list Items. Upon satisfaction of the conditions set forth in Sections 7.5(i)(1) through 7.5(i)(4) and 7.5(i)(6) (i.e. once the Project is Substantially Completed), Buyer and Seller shall instruct the Escrow Holder to disburse to Seller an amount equal to the remaining Escrow Amount-A less the amount required to be held in escrow pursuant to Section 7.5(j). Buyer and Seller shall instruct the Escrow Holder to make disbursements to Seller from Escrow Account-A amounts paid by Seller to complete the Punch-list Items pursuant to Section 2.3(c)(i).
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          "(d) Termination of Escrow Agreement.  Buyer and Seller shall instruct the Escrow Holder that Escrow Account-A shall be closed and the Escrow Agreement shall terminate with respect to Escrow Account-A and any remaining amounts of Escrow Amount-A shall be paid to Seller upon the earlier to occur of the following: (i) all sums have been disbursed from Escrow Account-A in accordance with this section 2.3; or (ii) Buyer has received adequate evidence from Seller (in the form of an architect's certificate or such other evidence as Buyer may reasonably require) that the Punch-list Items have been completed in their entirety.

          "2.4 Funds for Out-of-Pocket Costs Held in Escrow.

          "(a) Escrow Account-B. Buyer and Seller acknowledge that, after the Closing Date, there will be out-of-pocket costs which have been incurred by Buyer prior to the Closing Date and which will be incurred by Buyer after the Closing Date that are required to be reimbursed, but will not be reimbursed by the Closing Date, by Seller pursuant to Section 9.3(b) ("Out-of-Pocket Costs"). In order to assure Buyer that such Out-of-Pocket Costs will be paid promptly as they become due, Seller and Buyer agree that, upon and subject to the terms and conditions of this section 2.4 and the Escrow Agreement, at the Closing, two hundred eighteen thousand seven hundred ninety-seven and twenty-five hundredths dollars ($218,797.25) of the Purchase Price shall not be then disbursed to Seller, and shall be held in escrow by the Escrow Holder in an interest-bearing escrow account ("Escrow Account-B"), pursuant to the Escrow Agreement. Such escrowed funds are referred to herein as "Escrow Amount-B". All interest earned on Escrow Amount-B shall be paid to Seller. Escrow Amount-B shall be held and disbursed in accordance with the terms of this section 2.4 and the Escrow Agreement.

          "(b) Disbursements to Seller from Escrow Account-B. From time to time, whenever Seller receives evidence from Buyer that Buyer owes any Out-of-Pocket Costs (in the form of one or more invoices or other such evidence as Seller may reasonably require), Buyer and Seller shall instruct the Escrow Holder to disburse to Buyer from Escrow Account-B the amount paid by Buyer for such Out-of-Pocket Costs; provided, however, that no disbursement from Escrow Account-B shall exceed the amount of the then remaining Escrow Amount-B.

          "(c) Termination of Escrow Agreement. Buyer and Seller shall instruct the Escrow Holder that Escrow Account-B shall be closed and the Escrow Agreement shall terminate with respect to Escrow Account-B and any remaining amounts of Escrow Amount-B shall be paid to Seller upon the earlier to occur of the following: (i) all sums have been disbursed from Escrow Account-B in accordance with this section 2.4; or (ii) Buyer and
     Seller have agreed in writing that Seller has fully satisfied its obligation to reimburse Seller for the Out-of-Pocket Costs.
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          "2.5 Arbitration.

          "(a) Buyer and Seller agree that any dispute respecting their rights to Escrow Amount-A and/or Escrow Amount-B (the "Escrow Amount") shall be determined exclusively by final and binding arbitration in accordance with this section 2.5. In the event either party wishes to commence an arbitration proceeding to resolve any dispute relating to the parties' rights to the Escrow Amount, such arbitration shall be final and binding on Buyer and Seller, shall be conducted in the County of Arapahoe, Colorado, and shall be administered by and in accordance with the Comprehensive or Streamlined Arbitration Rules and Procedures of J.A.M.S./Endispute, as applicable, or, if such rules no longer exist, the then existing rules of practice and procedure of J.A.M.S./Endispute (both sets of rules are collectively referred to as the "Rules of J.A.M.S./Endispute"). The arbitrator shall be a retired Colorado or federal judge selected in accordance with the Rules of J.A.M.S./Endispute. The arbitrator and not a jury will decide the matter submitted to arbitration.

          "The arbitrator shall determine only the rights of Buyer and Seller to the Escrow Amount and no other issues. Judgment upon any decision rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Subject to the final sentence of this Section 2.5, the arbitrator shall have the power to award damages in accordance with this section 2.5 payable from Escrow Account-A and/or Escrow Account-B, whichever is applicable, and to order the disposition of the Escrow Amount, but shall not have the power to award any other damages or grant any other relief, and shall not have the power to vary the provisions of this Agreement.

          "Discovery in any arbitration shall be permitted but it shall be limited to one deposition and the exchange of documents and witness lists.

          "Except as otherwise required by law, the parties agree that the arbitration proceeding will be confidential; all conduct, statements, promises, offers, views and opinions, oral or written, made during the arbitration by any party or a party's agent, employee or attorney will remain confidential and, where appropriate, will be considered work product and privileged; and the existence and the results of the arbitration will be maintained by the parties and their respective agents, employees and attorneys as confidential at all times.

          "In the event that J.A.M.S./Endispute is no longer in existence at the time that arbitration is requested, the dispute shall be submitted to arbitration in accordance with the rules and procedures of the successor to J.A.M.S./Endispute or, if there is no such successor, the matter shall be
     submitted  to  an  organization   which  consists  of  members  similar  to
     J.A.M.S./Endispute or its successor.
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          "The losing party shall bear all of its own and the prevailing party's costs and expenses incurred in connection with the arbitration, including the arbitrator's fees and costs."

     2. Survey. The Agreement is hereby further amended as follows:

          (a) Subparagraph (5) of Section 7.5(i) is hereby deleted.

          (b) Section 7.5(g) is hereby replaced in its entirety with the following paragraph:

               "7.5(g) Surveys. If Buyer requests upon completion of the Project, Seller shall deliver to Buyer, at Seller's expense, an as-built survey of the Real Property meeting the requirements described in Section 5.5 and showing no material encroachments, bases for third-party claims or violations of law or private covenants not shown on the survey delivered pursuant to Section 5.5 (the "Final Survey").

     3. No Other Amendment; Conflict. Except as set forth in this Amendment, the provisions of the Agreement shall remain in full force. If the provisions of this Amendment conflict with the provisions of the Agreement, then the provisions of this Amendment shall prevail.

     4. Counterparts. This Amendment may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding agreement.

SELLER:                       ICG HOLDINGS, INC., a Colorado
                              corporation


                              By: /s/ James D. Grenfell
                                  --------------------------------
                                   James D. Grenfell

                                 Its: Executive Vice President
                                      and Chief Financial Officer


BUYER:                        TRINET ESSENTIAL FACILITIES X, INC.,
                              a Maryland corporation

                              By: /s/Gary P. Lyon
                                  --------------------------------
                                   Garry P. Lyon

                                 Its: Executive Vice President